Exhibit 10.5

EXECUTION VERSION

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

EDGEWOOD VISTA 3  SENIOR HOUSING ASSETS PORTFOLIO

BETWEEN

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP, EVI BILLINGS, LLC, EVI SIOUX FALLS, LLC, AND IRET – MINOT EV, LLC (Seller)

AND

EDGEWOODVISTA SENIOR LIVING, INC., EDGEWOOD PROPERTIES MANAGEMENT LLC,  AND EDGEWOOD PROPERTIES, LLLP (Buyer)

THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION, NEGOTIATION AND SIGNATURE DOES NOT CONSTITUTE AN OFFER TO SELL, OR A RESERVATION OF, OR AN OPTION FOR THE PROPERTY.

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

EDGEWOOD VISTA 3  SENIOR HOUSING ASSETS PORTFOLIO

This AGREEMENT FOR SALE AND PURCHASE OF PROPERTY (this “Agreement”) is made and entered into effective as of the later date of signature set forth on the signature page (the “Contract Date”), by and between IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP (the “Seller”), and EDGEWOODVISTA SENIOR LIVING, INC.,  a  North Dakota corporation,  EDGEWOOD PROPERTIES MANAGEMENT LLC, a North Dakota limited liability company, and EDGEWOOD PROPERTIES, LLLP, a North Dakota limited liability limited partnership (collectively, the “Buyer”).  The current notice address of each party is set forth in Section 15 below.

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1.Definitions.  For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

(a)

Acquisition Proposal.  Acquisition Proposal means any unsolicited, bona fide offer or proposal by any person or entity in respect of a transaction to acquire all (but not less than all) of the properties which are (i) subject to this Agreement and (ii) subject to the Purchase Agreements identified on Exhibit 3.

(b)	Building. The building(s) located on the Land.
(c)	Buyer’s Broker. None; Buyer is not represented by a broker in this transaction.
(d)	Closing. The closing and consummation of the purchase and the sale of the Property pursuant hereto.
(e)

Closing Agent.    Stewart Title of Colorado, Inc., 55 Madison Street, Suite 400, Denver, CO 80206, Attn:  Carma Weymouth, which shall also act as escrow agent pursuant to the terms and conditions of this Agreement.

(f)	Closing Date. The date on which the Closing occurs as provided in Section 10.1 hereof.
(g)	Closing Year. The calendar year in which the Closing occurs.
(h)	Code. The Internal Revenue Code of 1986, as amended.
(i)	Consideration. Defined in Section 4.1 below.
(j)	Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the later date of signature of the parties set forth on the signature page.

(k)	Deed(s). The limited warranty deed(s) to be executed by Seller, in form reasonably approved by Buyer, Seller, and the Title Company.
(l)	Due Diligence Documents. The documents and information set forth on Exhibit 2, to be provided to Buyer by Seller pursuant to Section 6.1 below.
(m)

Environmental Laws.  Any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, common law rule (including, but not limited to, the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:  (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks or sewage disposal systems; or (iv) otherwise relating to pollution or the protection of human health or the environment.

(n)

Hazardous Substances.  All substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, under the following federal statutes and their state counterparts, including any implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. §§ 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; or any other federal, state, or municipal statute, law or ordinance regulating or otherwise dealing with or affecting materials deemed dangerous or hazardous to human health or the environment; with petroleum and petroleum products including crude oil and any fractions thereof; with asbestos; and with natural gas, synthetic gas, and any mixtures thereof.

(o)

Improvements.  The Building and any other buildings, structures, sidewalks, drives, parking lots, landscaping and improvements located upon the Land, including all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, and water thereto (including all replacements or additions thereto between the Contract Date and the Closing Date).

(p)

Land.  Fee title absolute or such other specified estate listed on Exhibit 1 in each tract or parcel of land legally described in Exhibit 1,  together with all privileges, rights, easements, and appurtenances thereto belonging.

(q)	Leases. The lease or leases in effect or affecting the Property as of the Contract Date.
(r)	Licensing Approvals. Defined in Section 8.1.7 below.
(s)

Operating Expenses.  Utility charges (including without limitation water, electricity, sewer, gas, and telephone), Taxes, special assessments, operation expenses, maintenance expenses, fees paid or payable under any licenses and permits in respect to the Property, and any other recurring costs or expenses relating or pertaining to the Property.

(t)

Personal Property.  The tangible and intangible personal property owned by Seller and located at, or used in connection with, the Property (if any), including, without limitation, all warranties, guarantees, plans, specifications, documents, instruments, licenses, permits, approvals, authorizations, certificates (including certificates of occupancy), and operating manuals associated with the construction and operation of the Improvements, together with all replacements or additions thereto between the Contract Date and the Closing Date.

(u)	Property. All of Seller’s right, title and interest in, to and under the following: (i) the Land; (ii) the Improvements; (iii) the Leases; and (iv) the Personal Property.
(v)

Prorate.  The division of income and expenses of the Property between Seller and Buyer based on their respective periods of ownership during the Closing Year and as of 12:01 a.m. local time where the Land is located on the Closing Date.

(w)

Rent.  All (i) rent payable by Tenant pursuant to the Leases (including without limitation fixed, minimum and base rents), (ii) if any, all parking and storage revenue, and (iii) if any, all other income generated by or otherwise derived from the Property.

(x)	Seller's Board of Directors. The Board of Directors of IRET, Inc., a North Dakota corporation, the general partner of IRET Properties, a North Dakota Limited Partnership.
(y)	Seller’s Broker. BMO Capital Markets, who is representing Seller in this transaction.
(z)	Seller’s Knowledge. Defined in Section 7.2 below.
(aa)

Superior Proposal.  Superior Proposal means any bona fide written Acquisition Proposal received by the Seller after the date hereof that Seller’s Board of Directors determines in good faith is more favorable to the Seller's equity holders, taking into account all relevant legal, financial, regulatory and other material factors (including the likelihood the transaction subject to the Superior Proposal would be consummated), than the transactions contemplated by this Agreement and the Purchase Agreements identified in Exhibit 3.

(bb)	Taxes. All general real estate (including special assessments), ad valorem, sales, and personal property taxes assessed against the Property.
(cc)	Tenant. The tenants under the Leases.
(dd)

Title Commitments.  Commitments for ALTA Owner’s Title Insurance Policies for the Property, issued by Title Company in the full amount of the Consideration, agreeing to insure title to the Property on or after the Contract Date, showing Seller as owner of the Property, and indicating the conditions upon which Title Company will issue full extended coverage over all general title exceptions contained in such policies, and including such endorsements as Buyer may request.

(ee)

Title Company.  Stewart Title of Colorado, Inc., 55 Madison Street, Suite 400, Denver, CO 80206, Attn:  Carma Weymouth.  The parties agree that the Title Company shall issue the Title Commitments and the Title Policies.

Section 2.Agreement to Sell and to Purchase; Other Purchase Agreements.

2.1  Agreement to Sell and to Purchase.  Subject to and in accordance with the terms, conditions and provisions hereof, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller.

2.2 Other Purchase Agreements.  Buyer and Seller acknowledge that Buyer and Seller, their affiliates and/or subsidiaries are also party(ies) to those certain other Agreements for Sale and Purchase of Property, identified on Exhibit 3 attached hereto (each referred to as a “Purchase Agreement” and, collectively, as the “Purchase Agreements”), relating to the sale of certain senior housing properties more particularly described and defined in the Purchase Agreements.  Buyer and Seller further acknowledge that they intend for the Closing of this transaction to require the Closing of the transactions contemplated in the Purchase Agreements and for the closing of the transactions contemplated in the Purchase Agreements to require the Closing of this transaction.  Buyer and Seller agree that in the event Buyer elects to terminate this Agreement for any reason as expressly permitted pursuant to the provisions hereof (other than termination as a result of (i) the willful or intentional breach or default under this Agreement by Seller or (ii) Seller's failure to remove a Financial Encumbrance as defined in Section 5.3), then such termination shall be deemed a termination of all Purchase Agreements; provided, however, Seller in its sole discretion may waive the termination of any or all Purchase Agreements and elect to proceed with the transaction pursuant to the remaining terms and conditions of such Purchase Agreement(s).

Section 3.Earnest Money.

3.1Deposit and Disposition.  Simultaneous with the execution and delivery of this Agreement, Buyer is depositing with Closing Agent the cash sum of One Hundred Twenty-two Thousand Seventy-seven and 35/100 Dollars ($122,077.35) (the “Earnest Money”).  If this Agreement is not terminated by Buyer before the Inspection Date (as defined in Section 6.3), Buyer shall increase the Earnest Money by depositing an additional One Hundred Eighty-three Thousand One Hundred Sixteen and 03/100 Dollars ($183,116.03) with Closing Agent within two (2) business days after the Inspection Date.  The Earnest Money shall be held by Closing Agent until disbursed as set forth in this Agreement.  Buyer shall execute and deliver any appropriate W-9 forms requested by Closing Agent.  If and only if (a) Buyer acquires the Property, and (b) the Closing of the transaction contemplated in this Agreement is the final closing among the Purchase Agreements, then the Earnest Money shall be paid to Seller and applied as a credit against the Consideration.  If the Closing of the transaction contemplated in this Agreement is not the final closing among the Purchase Agreements, then the Earnest Money shall not be applied as a credit against the Consideration in this transaction, but shall rather be applied as a credit against the consideration of such final closing.  If all of the conditions precedent set forth in this Agreement are not met or resolved, or if Buyer terminates this Agreement as expressly permitted pursuant to the provisions hereof, then Closing Agent shall return the Earnest Money to Buyer, subject to Section 3.3 below.  If all of the conditions precedent set forth in this Agreement have been satisfied or waived by Buyer, and if thereafter Buyer fails to acquire the Property pursuant to the terms of this Agreement, then the Earnest Money shall be delivered to Seller and shall be retained by Seller as liquidated damages.  If there is a dispute between Buyer and Seller as to the distribution of the Earnest Money, or if for any other reason Closing Agent in good faith elects not to make any such disbursement, then Closing Agent shall continue to hold the Earnest Money until otherwise directed by written instructions executed both by Seller and Buyer, or by a final judgment of a court of competent jurisdiction.  Upon request, Buyer and Seller shall execute Closing Agent’s standard earnest money escrow agreement; provided, however, that if there is any conflict or inconsistency between such escrow agreement and this Agreement, then this Agreement shall control.

3.2Investments.  Following the collection of the Earnest Money, Closing Agent shall, at the written request of Buyer, invest the Earnest Money in:  (a) obligations of the United States government, its agencies or independent departments; (b) certificates of deposit issued by a banking institution with assets in excess of $1 billion and with which Closing Agent has a substantial banking relationship; or (c) either a non-interest bearing account providing F.D.I.C. insurance in the full amount of the Earnest Money, or an interest-bearing account at a banking institution with assets in excess of $1 billion, and with which Closing Agent has a substantial banking relationship.    No investment of the Earnest Money shall have a maturity date beyond the Closing Date.

3.3 Non-Refundable Earnest Money.  Except as specifically set forth in this Agreement, the Earnest Money shall be non-refundable to Buyer in accordance with the following schedule:

Deadline	Go Hard Date	Earnest Money Amount
1	Inspection Date	$61,038.68
2	30 days after Inspection Date	$81,425.59
3	60 days after Inspection Date	$81,425.59
4	90 days after Inspection Date	$81,303.52

Section 4.Consideration and Prorations.

4.1Consideration.  The “Consideration” shall be the sum of Twenty-eight Million Eight Hundred Five Thousand Four Hundred Six and 00/100 Dollars ($28,805,406.00), which purchase price shall be allocated to each individual Property as set forth in Exhibit 4.1 attached hereto.  The parties shall make the prorations and allocations set forth in this section as a credit or debit to the Consideration.  The balance of the Consideration shall be paid by Buyer to Escrow Agent, to be released to Seller at Closing, by wire transfer of immediately available funds by not later than 12:00 p.m. Central Time.

4.2Prorations.

(a)

General.  For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs.  All prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed prior to the Closing Date.

(b)

Rent.  The parties shall Prorate all Rent actually received by Seller for the month in which Closing occurs.  At Closing, to the extent actually received by Seller prior to Closing, Seller shall pay to Buyer any and all prepaid Rent relating or pertaining to the Property.  If Seller receives payment for Rent after Closing, Seller shall immediately pay to Buyer the portion of such payment which relates to the period on and after the Closing Date, and any portion of such payment which relates to the period prior to Closing which was credited to Seller at Closing.  Annual Rent increases pursuant to the Leases are to be paid through the day preceding the Closing Date; provided, however, that if this transaction Closes, Buyer will receive a Rent credit at Closing equal to the annual Rent increases beginning November 1, 2016 through the day preceding the Closing Date, which the parties shall Prorate for the month in which Closing occurs.  Any Capital Expenditures Obligation (as defined in the Leases) of Seller, as landlord, pursuant to the Leases with respect to an annual $350 per unit allowance toward payment or reimbursement of Capital Expenditures (as defined in the Leases) made by Tenant shall be paid by Seller through December 31, 2016, with any unused portion on any Property for the year 2016 to be applied as a credit to the

Consideration allocated for that Property at Closing.  If this transaction Closes, percentage rent under the Leases for the year 2016 (if any) shall accrue through October 31, 2016 and shall be paid to Seller at Closing; provided that Buyer shall provide to Seller all information and documents necessary to calculate any such percentage rent no later than December 15, 2016, with such calculation to be an amount mutually agreed upon by Seller and Buyer prior to Closing.

(c)

Taxes.  The parties acknowledge that, pursuant to the Leases, Tenant is obligated to reimburse Seller as landlord for all Taxes and installments of special assessments of the Property.  Seller shall not provide a credit to Buyer at Closing for any proration of Taxes or installments of special assessments that are due and payable in the Closing Year, unless Seller has collected money under the Leases for Taxes and has not paid a corresponding amount to the relevant taxing authority.  Buyer shall provide a credit to Seller for any Taxes or installments of special assessments that are due and payable in the Closing Year that Seller as landlord has paid which are the responsibilities of Tenant pursuant to the Leases and Tenant has not yet reimbursed to Seller as landlord in accordance with the Leases.  Buyer shall pay all Taxes and installments of special assessments due and payable in the Closing Year and for years prior to the Closing Year, if any remain outstanding, and shall upon request furnish evidence of such payment to Title Company.  Buyer shall be solely responsible for all remaining future Taxes and installments of any special assessments.  Real property tax refunds and credits received after the Closing shall belong to Buyer.

(d)

Operating Expenses.  The parties acknowledge that, pursuant to the Leases, Tenant is obligated to pay all Operating Expenses of the Property.  The parties shall not provide any credit for the proration of such Operating Expenses.  Buyer shall ensure that Tenant pays all utility charges for the Property through the Closing Date.  Commencing on the Closing Date, Buyer shall pay all utility charges for the Property (excluding any utilities held in the name of Tenant).

(e)

Tenant Obligations.  Notwithstanding anything in this Section 4.2 to the contrary, if Tenant is obligated under the Leases to directly pay any Operating Expenses (including without limitation Taxes), then said items will not be prorated between the parties.

(f)

Proration Statement.  As soon as reasonably possible prior to Closing, Seller and Buyer shall work together in good faith to prepare a joint statement of the prorations required by this Section (“Proration Statement”), and shall deliver the Proration Statement to the Closing Agent for use in preparing the final settlement statements.

(g)

Post-Closing Reconciliation.  As soon as reasonably possible after Closing, but in no event more than ninety (90) days after Closing, the parties shall work in good faith to complete a reconciliation of all prorations (“Reconciliation”).  If there is an error on the Proration Statement used at Closing or, if after the actual figures are available as to any items that were estimated on the Proration Statement, then the proration or apportionment shall be adjusted based on the actual amounts.  As soon as reasonably possible, but in no event more than 60 days after Closing, Seller shall provide to Buyer an accounting detailing all of the Operating Expenses attributable to the Closing Year that were actually paid by Seller.  Either party owing the other party a sum of money based on the Reconciliation shall pay said sum to the other party within five (5) business days of the completion of the Reconciliation.  Seller and Buyer shall each be responsible for the accounting and validity of billings to Tenant for those Operating Expenses incurred during each of Seller’s and

Buyer’s respective periods of ownership of the Property. This subsection shall survive Closing.

4.3 Contingent Payment.  Notwithstanding anything in this Agreement to the contrary, if any of the Properties are sold by Buyer within twelve (12) months after the Closing Date, Buyer shall pay to Seller an amount equal to five percent (5%) of the Consideration allocated to such Property.  The Deeds shall contain a deed restriction granting Seller the right to receive such additional sum from Buyer.

Section 5.    Title and Survey.

5.1Title Commitments.  As soon as reasonably possible after the Contract Date, Seller shall coordinate the Title Company’s delivery to Buyer of the Title Commitments, in the amount of the Consideration.  The Title Commitments shall show the condition of title to the Land and Improvements, shall name Buyer as the proposed insured, and shall include legible copies of all recorded exceptions and covenants, conditions, easements, and restrictions affecting the Property.  The Title Commitments shall also contain the conditions upon which the Title Company will issue the owners title insurance policies at Closing pursuant to the Title Commitment (the “Title Policy”).  However, this condition shall be deemed satisfied if the Title Policies (or any such endorsements or reinsurance and/or coinsurance) is not issued by reason of Buyer’s failing to satisfy (a) the Title Company’s routine underwriting requirements (including the “written or pre-printed requirements” set forth in the applicable commitment) for issuance thereof, or (b) any other requirements of Buyer specified by the Title Company in writing prior to the Inspection Date for issuance thereof.

5.2New Survey.  Seller shall deliver to Buyer, as part of the Due Diligence Documents, a copy of the most recent surveys of the Property in Seller’s possession (the “Existing Survey”).  In the event Buyer commissions new surveys of the Property (the “New Survey”), then Seller shall provide all cooperation reasonably requested by Buyer regarding the preparation of the New Surveys.  Buyer shall be responsible for all costs associated with the New Surveys.  The New Surveys shall be certified to Seller, Buyer, and the Title Company.  Seller shall receive a signed original of the final New Surveys as soon as it is available and in any event, at or prior to Closing.

5.3Title Notice.  If the Title Commitments or Existing Surveys disclose matters that are not acceptable to Buyer (“Unpermitted Exceptions”), then Buyer shall notify Seller in writing (the “Title Notice”) of Buyer’s objections within the later of (i) ten (10) days after Buyer has received both the Title Commitments and the Existing Surveys, or (ii) ten (10) days prior to the Inspection Date (the “Objection Period”).  Mortgages, deeds of trust, assignment of leases and rents and Uniform Commercial Code financing statements (collectively, referred to as “Financial Encumbrances”) shall be deemed to be objected to and shall be removed prior to or at the Closing.  In the event that Buyer notifies Seller of any objections within the Objection Period, then Seller shall notify Buyer in writing, within ten (10) days following the date of receipt of Buyer’s notice of such objections, that either: (a) the Unpermitted Exceptions will be, prior to Closing, removed from the Commitments, insured over by the Title Company pursuant to an endorsement to the Title Policies, or otherwise cured to Buyer’s reasonable satisfaction; or (b) Seller declines to arrange to have the Unpermitted Exceptions removed, insured over, or otherwise cured.  If Seller fails to deliver such written notice to Buyer within such 10-day period, then Seller shall be deemed to have declined to arrange to have the Unpermitted Exceptions removed, insured over, or otherwise cured.  If Seller declines to arrange to remove, insure over, or otherwise cure any of the Unpermitted Exceptions, then Buyer shall elect, through written notice to Seller within ten (10) days after Buyer’s receipt of Seller’s written declination, to:  (a) terminate this Agreement and receive refund of the Earnest Money irrespective of whether any or all of the Earnest Money has “gone hard” as described in Section 3.3; or (b) waive such objections and take title subject to the Unpermitted Exceptions that Seller has declined to remove, insure over, or otherwise cure.  The Closing Date shall be adjusted, if necessary, to allow for any elections allowed or required by this Section.

5.4Pre-Closing “Gap” Title Obligations.  Buyer may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title raised by the Title Company after Buyer’s receipt of the initial Title Commitments, or of any material defect shown on the New Surveys that was not disclosed on the Existing Surveys; provided that Buyer must notify the Seller of such objection to title within ten (10) days of being made aware of the existence of any such new objection.  If Buyer sends a Gap Notice to the Seller, Buyer and the Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 5.3 hereof.

Section 6.Buyer’s Inspection.

6.1Document Inspection.  Buyer and Seller acknowledge that Buyer (by itself or through such agents, consultants and others as Buyer shall designate) may inspect, test and analyze the Property (provided that any inspections or testing of the Land or Improvements shall be conducted in accordance with Section 6.2 below).  Seller will, within twenty  (20) days after the Contract Date, deliver to Buyer complete copies of the Due Diligence Documents set forth on Exhibit 2.  In addition to the Due Diligence Documents, Seller will make available for Buyer's inspection any appraisals with respect to the Property; provided, however, that said appraisals are subject to confidentiality and are limited to use for mortgage lending sources only.  Buyer hereby agrees that said appraisals shall not be distributed to financing sources other than regulated financial service companies relying on the contents of such appraisals in order to provide mortgage debt. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and understands that some of the materials delivered by Seller have been prepared by parties other than Seller or Seller's current property manager.  Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content, or accuracy of any delivered materials.

6.2Physical Inspection.  Buyer and its consultants and agents shall have the right, from time to time prior to the earlier of the Closing or termination of this Agreement, to enter upon the Property to examine the same and the condition thereof, and to conduct such investigations, inspections, tests and studies as Buyer shall determine to be reasonably necessary.  Buyer agrees to conduct such activities during normal business hours to the extent practicable.  Buyer agrees to pay all costs of such investigations, inspections, tests and studies and to indemnify and hold Seller harmless from and against any claims for injury or death to persons or damage to property arising out of any action of any person or firm entering the Property on Buyer’s behalf as aforesaid (provided that for the avoidance of doubt, the foregoing indemnity shall not be applicable if such claims arise from or are in connection with any such damages to the extent resulting from a pre-existing condition, unless exacerbated or adversely affected by Buyer or any of its employees, consultants, agents, prospective lenders (and their consultants) or representatives, and, in such case, only to the extent so exacerbated), which indemnity shall survive the Closing or any termination of this Agreement without the Closing having occurred.  Prior to performing any environmental investigation of the Property (other than a Phase I environmental site assessment), Buyer shall notify Seller of the name of the environmental consultant that will conduct the investigation.  Buyer shall not have the right to disturb the soil at the Property, or to perform any destructive or invasive testing, without Seller’s prior written consent.  In requesting any such consent, Buyer shall provide Seller with a proposed written work plan describing the investigation, the name of the contractor that will perform the investigation, evidence of insurance coverage for the contractor, and in the case of soil testing a site plan showing where the soil will be disturbed.  Buyer shall provide Seller, at no cost to Seller, within ten (10) days following Buyer’s receipt of same, with a complete copy of any reports related to any such environmental, soil, or destructive/invasive testing.  Neither Buyer nor any of Buyer’s consultants shall release or report the findings of any tests to any state or federal agency or other party without Seller’s prior written consent.

6.3Inspection Period; Seller's Fiduciary Out.  Buyer shall have until that date which is sixty (60) days after the Contract Date (the 60th-day being the  “Inspection Date”) in which to make such investigations, inspections, tests and studies permitted herein with respect to the Property, the Due Diligence Documents, and any other thing or matter relating to the Property as Buyer reasonably deems appropriate, and, at the sole discretion of Buyer, to terminate this Agreement on or before such Inspection Date if Buyer is not, for any reason or for no reason, satisfied with the Property.  If Buyer terminates this Agreement on or before the Inspection Date, then the Earnest Money shall be returned to Buyer and neither party shall have any further obligation to the other except as to provisions herein which are to survive termination.

6.3.1.Subject to the terms of this Section 6.3, during the period commencing on the Contract Date and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms, or the Closing, the Seller shall not, nor shall it authorize or knowingly permit its directors, officers, employees, affiliates, financial advisors, legal counsel, accountants and other agents and representatives (“Representatives”) to (i) solicit, initiate, cause, or knowingly facilitate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Acquisition Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal.

6.3.2.Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, if, at any time prior to the Inspection Date, (i) Seller receives an Acquisition Proposal from a third party under circumstances in which Seller and its Representatives have complied with their obligations under this Section 6.3 and (ii) Seller’s Board of Directors determines in good faith (after consultation with Seller’s financial advisor and legal counsel) that such Acquisition Proposal is, or reasonably could lead to, a Superior Proposal, Seller may, subject to providing Buyer prior written notice (which notice shall contain a statement to the effect that the Board of Directors has made the determination required by this Section 6.3.2), participate or engage in any negotiations with such third party, or disclose or provide any non-public information or data relating to Seller to, or afford access to the properties, assets, books or records or Representatives of Seller to, any such third party and any potential financing sources of such third party, provided that the provision of any non-public information or data to such third party is pursuant to a confidentiality agreement and a copy of any such non-public information or data is delivered simultaneously to Buyer to the extent it has not previously been so furnished to Buyer.

6.3.3. In addition to any notice obligations contemplated by this Section 6.3, Seller shall as promptly as practicable (and in any event within 48 hours) notify Buyer of Seller's receipt of any Acquisition Proposal.

6.3.4.Notwithstanding anything herein to the contrary, if at any time prior to the Inspection Date Seller has received a Superior Proposal, Seller may terminate this Agreement and all other Purchase Agreements and enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement. In the event of such termination, (i) all Earnest Money shall be returned to Buyer, irrespective of whether such money has “gone hard” as provided in Section 3.3, and (ii) Seller shall immediately pay to Buyer an aggregate additional amount of $2,000,000 collectively with all other Purchase Agreements (the “Breakage Fee”).

6.4Liability Insurance.  Buyer agrees that it will cause it and any person accessing the Property for purposes of this inspection to be covered by not less than $2,000,000 commercial general liability insurance (with, in the case of Buyer’s coverage, a contractual liability endorsement, in support of

Buyer’s indemnity obligations under this Agreement), insuring all activity and conduct of such person while exercising such right of access, and providing that Seller and its affiliates are additional insureds, issued by a licensed insurance company authorized to do business in each state in which a Property is located and otherwise reasonably acceptable to Seller.

6.5Indemnity.  Buyer agrees to indemnify, defend and hold harmless Seller and its affiliates, members, partners, subsidiaries, shareholders, officers, directors and agents from any actually incurred loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs (collectively, “Damages”), arising from the exercise by Buyer or its employees, consultants, agents or representatives of the right of access under this Agreement or out of any of the foregoing (provided that for the avoidance of doubt, Damages shall not be deemed to have arisen from or in connection with any such access or inspection to the extent resulting from a pre-existing condition, unless exacerbated or adversely affected by Buyer or any of its employees, consultants, agents, prospective lenders (and their consultants) or representatives, and, in such case, only to the extent so exacerbated).  The indemnity in this subsection shall survive the Closing or any termination of this Agreement.

6.6Restoration.  Buyer agrees at its own expense to promptly repair or restore the Property, or, at Seller’s option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of the condition of the Property.  The obligations set forth in this subsection shall survive the Closing or any termination of this Agreement.

6.7Confidentiality.   Buyer agrees to maintain in confidence the information contained in the Due Diligence Documents (the “Transaction Information”).  Buyer shall not disclose any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Buyer may disclose the Transaction Information:  (a) to Buyer’s agents to the extent that such agents reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Buyer; (b) to the extent required by any governmental authority; (c) to the extent required by any applicable statute, law, or regulation; and (d) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.  Buyer agrees that the Transaction Information shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property.  In the event this Agreement is terminated for any reason whatsoever, Buyer shall promptly return to Seller the Due Diligence Documents. The undertakings of Buyer pursuant to this Section shall survive the termination of this Agreement, but shall terminate upon Closing if this transaction closes.

The parties agree that, prior to Closing, and except for disclosures required by law or governmental regulations applicable to such party, and disclosures to such party’s advisors or consultants, no party may, with respect to this Agreement and the transactions contemplated hereby, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto; provided, however, that notwithstanding anything to the contrary contained in this Agreement, (a) Seller may file a Securities and Exchange Commission's disclosure Form 8-K and/or a Form 10-Q upon the execution and delivery of this Agreement and may disclose any and all necessary material information required to be disclosed thereunder, including without limitation the inclusion of a copy of this Agreement thereto, and (b) after Closing (i) either party may make a press release or other disclosure which shall be subject to the approval of the other party, which approval shall not be unreasonably withheld, denied or conditioned; and (ii) any party or an affiliate of such party may make any public statement, filing or other disclosure which any of them reasonably believes to be required or desirable under applicable securities laws (provided, however, such party shall not disclose the allocated Purchase Price or the specific Properties included in this transaction, unless securities counsel for such party has advised that the same is required by applicable securities laws).

Section 7.Seller’s Representations, Warranties and Covenants.

7.1. Seller’s Representations, Warranties and Covenants.  In addition to any other express representations, warranties and covenants provided by Seller to Buyer elsewhere in this Agreement, Seller represents, warrants and covenants to Buyer as of the Contract Date:

7.1.1. Authority.  Seller is formed pursuant to, and in good standing under, the laws of the State of Delaware.  Seller is authorized to own and operate real estate in the State in which the Land is located.  Seller is not subject to any proceeding in bankruptcy or any proceeding for dissolution or liquidation.  This Agreement and all exhibits and documents to be delivered by Seller pursuant to this Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their terms.  Seller has all necessary authority, has taken all action necessary to enter into this Agreement and to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement will not conflict with or constitute a breach or default under (i) the organizational documents of the Seller; (ii) any material instrument, contract, or other agreement to which Seller is a party which affects any of the Property; or (iii) any statute or any regulation, order, judgment, or decree of any court or governmental or regulatory body.

7.1.2. Environmental Matters.  To the best of Seller’s knowledge, without investigation, except as disclosed in any of the Due Diligence Documents:  (i) Hazardous Substances have not been used, generated, transported, treated, stored, released, discharged or disposed of in, onto, under or from the Property in violation of any Environmental Laws by Seller or by Tenant; (ii) there are no underground tanks or any other underground storage facilities located on the Property; and (iii) there are no wells or private sewage disposal or treatment facilities located on the Property.

7.1.3. Non-Foreign Status. Seller is not a “foreign person” as that term is defined in the Code and the regulations promulgated pursuant thereto.

7.1.4. Anti-Terrorism Laws.  Neither Seller, nor any of its affiliated entities, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law No. 107-56.  Neither Seller nor, to the knowledge of Seller, any of its affiliated entities, or their respective brokers or agents acting or benefiting in any capacity in connection with the purchase of the Property, is any of the following:  (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person or entity with which Seller is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (iv) a Person or entity that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.  Neither Seller nor, to the knowledge of Seller, any of its brokers or other agents acting in any capacity in connection with the purchase of the Property:  (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person as described above; (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (z) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any of the Anti-Terrorism Laws.

7.1.5. Governmental Matters.  Seller has not received written notice from any governmental body having jurisdiction over the Property of:  (a) any pending or contemplated annexation or condemnation proceedings, or purchase in lieu of the same, affecting or which may affect all or any part of the Property; (b) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property; (c) any uncured violation of any legal requirement, restriction, condition, covenant or agreement affecting the Property or the use, operation, maintenance or management of the Property; (d) any uncured violations of laws, codes or ordinances affecting the Property; or (e) any violation of the terms of any permit required for the operation of the Property as presently operated.

7.1.6. Litigation.  To Seller’s knowledge, except as disclosed in any of the Due Diligence Documents, there is no controversy, investigation, complaint, protest, proceeding, suit, litigation or claim relating to the Property or any part thereof, or relating to Seller, which might adversely affect the Property.

7.1.7. No Bankruptcy.  Seller:  (a) is not in receivership or dissolution; (b) has not made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature; (c) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller or any of its property or affiliates, if any; and (d) none of the foregoing are pending or threatened.

7.2. All references in this Section 7 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, "to Seller's knowledge" or "to the best of Seller’s knowledge" and words of similar import shall refer solely to facts within the current, actual knowledge of Dave Pankow, Ted Holmes and Michael Bosh (the “Seller's Designated Employees”), without independent inquiry or investigation, and without any actual or implied duty to inquire or investigate, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or of any affiliate of Seller, or of any other employee, officer, director, shareholder, manager, agent, or representative of Seller, or any affiliate thereof, or to impose upon said Seller's Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  Notwithstanding anything expressed or implied herein, the Seller's Designated Employees are acting for and on behalf of Seller, and is in no manner expressly or impliedly making any representations or warranties in an individual capacity.  Nothing expressed or implied herein shall be deemed to create any personal liability on the Seller's Designated Employees for any obligations, liabilities or other agreements of Seller contained herein.

7.3. The representations, warranties and covenants of Seller contained in this section are made on the Contract Date and shall be deemed remade by Seller, and shall be true in all material respects, as of the Closing Date.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided that the representations and warranties in Sections 7.1.1, 7.1.3 and 7.1.4 shall survive indefinitely.  If Seller learns that any of said representations or warranties has become inaccurate between the Contract Date and the Closing Date, then Seller shall promptly notify Buyer in writing of such change.  The Closing Date shall be automatically extended for ten (10) days in order to allow Seller to cure such change.  If Seller cures such change, then this Agreement shall proceed to Closing.  If Seller does not cure such change, then Buyer may either (a) terminate this Agreement by written notice to Seller, in which case the Earnest Money shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.  If Buyer elects option (b) in the preceding sentence, then the representations and warranties shall be deemed to be automatically amended to reflect said change.

7.4. Seller shall have no liability to Buyer by reason of a breach or default of any of Seller's representations, unless Buyer shall have given to Seller written notice ("Warranty Notice") of such breach or default within fifteen (15) months of the Closing Date, and shall have given to Seller an opportunity to cure any such breach or default within a reasonable period of time after Buyer's Warranty Notice.  No claim for breach of any representation or warranty of Seller shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than $10,000.00, in which event the full amount of such claims shall be actionable.  In no event shall the aggregate liability of Seller to Buyer by reason of a breach or default of one or more of Seller's representations exceed three percent (3%) of the Consideration for the entire portfolio contemplated by this Agreement and the Purchase Agreements; provided, however, if such claim relates to a breach relating to an individual Property, Seller's liability shall not exceed the amount that is the allocated purchase price of such Property as set forth on Exhibit 4.1.  Seller's liability shall be limited to actual damages and shall not include consequential, special or punitive damages.  Any litigation with respect to any representation must be commenced within sixty (60) days from the date of the Warranty Notice, and if not commenced within such time period, Buyer shall be deemed to have waived its claims for such breach or default.  Any proceeding or litigation based upon a claim of fraud, misrepresentation or similar theory shall be commenced by Buyer within fifteen (15) months of the Closing Date and, if appropriate proceedings are not commenced within such time period, Buyer shall be deemed to have waived any such claim.

7.5. No member, manager, partner, shareholder, officer, employee or agent of or consultant to, or of, Seller shall be held to any personal liability hereunder, and no resort shall be had to their property or assets, or the property or assets of Seller for the satisfaction of any claims hereunder or in connection with the affairs of Seller.  Furthermore, prior to Closing, Seller’s liability under this Agreement is explicitly limited to Seller’s interest in the Property, including any proceeds or awards thereof.  Prior to Closing, Buyer shall have no recourse against any other property or assets of Seller, the general account of Seller, any separate account of Seller, or to any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller (collectively, “Seller Parties”) or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitration award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller.  Except as otherwise expressly set forth in this subsection, prior to Closing, neither Seller nor any Seller Party shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Buyer’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise.  Prior to Closing, Buyer shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Parties other than Seller’s interest in the Property or any proceeds thereof.  The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

Section 8.Buyer’s Representations, Warranties and Covenants.  Buyer represents and warrants that, as of the Contract Date:

8.1. Buyer’s Representations, Warranties and Covenants. Buyer represents and warrants that, as of the Contract Date:

8.1.1. Authority.  Buyer is a validly formed entity under the laws of the state in which it was formed, is in good standing in said state, and is duly authorized to do all things required of it under or in connection with this Agreement.  At Closing, Buyer will be qualified to do business in all states in which the Land is located, and to own and operate real estate in all such states.  This Agreement and all exhibits and documents to be delivered by Buyer pursuant to this Agreement have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms.  Buyer has all necessary authority, has taken all action necessary to enter into this Agreement and to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement will not conflict with or constitute a breach or default under (i) the organizational documents of the Buyer; (ii) any material instrument, contract, or other agreement to which Buyer is a party which affects any of the Property; or (iii) any statute or any regulation, order, judgment, or decree of any court or governmental or regulatory body.

8.1.2. No Bankruptcy. Buyer is not subject to any proceeding in bankruptcy or any proceeding for dissolution or liquidation.

8.1.3. Litigation.  There is no action, suit or proceeding pending or, to Buyer's knowledge, threatened against Buyer in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Buyer to carry out the transactions contemplated by this Agreement.

8.1.4. ERISA. Buyer is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974.

8.1.5. Due Diligence Representation.  Buyer represents and warrants to Seller that Buyer (i) is an experienced and sophisticated purchaser of properties such as the Property, (ii) is specifically familiar with the Property, and (iii) has inspected and examined, or prior to the Inspection Date will inspect and examine, all aspects of the Property and its current condition that Buyer believes to be relevant to its decision to consummate its purchase of the Property.  This Section 8.5 shall survive the Closing or earlier termination of this Agreement.

8.1.6. Anti-Terrorism Laws.  Neither Buyer, nor any of its affiliated entities, is in violation of any of the Anti-Terrorism Laws, including the Executive Order and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law No. 107-56.  Neither Buyer nor, to the knowledge of Buyer, any of its affiliated entities, or their respective brokers or agents acting or benefiting in any capacity in connection with the purchase of the Property, is any of the following:  (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person or entity with which Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (iv) a Person or entity that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.  Neither Buyer nor, to the knowledge of Buyer, any of its brokers or other agents acting in any capacity in connection with the purchase of the Property:  (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person as described above; (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (z) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any of the Anti-Terrorism Laws.

8.1.7. Licensing Approvals.  As of the Contract Date, Buyer has submitted, or caused its designated third-party manager or operator of senior living facilities to submit, a completed application with schedules and required background information to the appropriate licensing authority in order to obtain all licensing approvals and other approvals required by any governmental authority as deemed by Buyer to be required for Buyer or Buyer's manager (or their respective affiliates) to operate each Property, and approvals required to process a change of ownership or new application for Medicaid certification, if applicable ("Licensing Approvals").  Buyer shall diligently pursue in good faith the Licensing Approvals, including without limitation, completing information requested in a timely manner, attaching required information and exhibits to the Licensing Approvals applications and promptly responding to requests made in connection with the Licensing Approvals.  If Buyer does not obtain all Licensing Approvals on or before the Closing Date, Seller and Buyer shall enter into a form of transition agreement ("Transition Agreement") with respect to the Properties for which Licensing Approvals are not obtained on or before the Closing Date as may be required pursuant to applicable law or as required by applicable governmental entities.  At least five (5) Business Days prior to the Closing Date, Buyer shall deliver a list of Properties to Seller for which Buyer reasonably anticipates the Licensing Approvals will be received by Buyer or Buyer's manager or operator on or before the Closing Date (so that the transition date under the Transition Agreement will be the same date as the Closing Date).  If any Licensing Approvals are not obtained on or before the expiration of twelve (12) full calendar months following the Closing, then Seller and Buyer shall renegotiate the Transition Agreements upon such terms and conditions as are reasonably acceptable to Seller and Buyer.  For those Properties in states that require that advance notice be given to residents in connection with the transactions contemplated by this Agreement, as soon as practical after the date hereof, Seller will dispatch notification letters prepared by Buyer to each resident of such Properties as may be necessary to comply with and as may be required by applicable law and containing such other information as Buyer may reasonably request, including without limitation information concerning Buyer and/or Buyer's manager.  In the event of a termination of this Agreement, Seller shall not be responsible to Buyer for the payment of any amounts pursuant to this Section 8.1.7.  Seller shall cooperate with and take all actions reasonably necessary and requested to assist Buyer and/or Buyer's manager to obtain such Licensing Approvals and other approvals required by any governmental authority, including without limitation, with respect to inspections at the Properties necessary to obtain the Licensing Approvals, the assignment of any existing Medicaid provider agreements and contracts or the obtaining of new Medicaid provider agreements or contracts for Properties with such existing agreements or contracts at Buyer's option, at no cost to Seller, and providing notices required by applicable law or agreements to be given to governmental entities or other persons, subject to the prior written approval of Buyer.

8.2. All references in this Section 8 or elsewhere in this Agreement and/or in any other document or instrument executed by Buyer in connection with or pursuant to this Agreement, "to Buyer's knowledge" or "to the best of Buyer's knowledge" and words of similar import shall refer solely to facts within the current, actual knowledge of Philip Gisi, Rex Carlson, Jon Strinden, and Russel Kubik, (the “Buyer's Designated Employee”), without independent inquiry or investigation, and without any actual or implied duty to inquire or investigate, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Buyer, or of any affiliate of Buyer, or of any other employee, officer, director, shareholder, manager, agent, or representative of Seller, or any affiliate thereof, or to impose upon said Buyer's Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  Notwithstanding anything expressed or implied herein, the Buyer's Designated Employee is acting for and on behalf of Buyer, and is in no manner expressly or impliedly making any representations or warranties in an individual capacity.  Nothing expressed or implied herein shall be deemed to create any personal liability on the Buyer's Designated Employee for any obligations, liabilities or other agreements of Buyer contained herein.

8.3. The representations, warranties and covenants of Buyer contained in this Section is made on the Contract Date and shall be deemed remade by Buyer, and shall be true in all material respects, as of the Closing Date.  The representations, warranties and covenants contained in this Section shall survive Closing for a period of twelve (12) months.

Section 9.Conditions to Closing.  Buyer’s obligation to proceed to Closing under this Agreement is subject to:  (a) Seller having made all deliveries as required by Section 10.4 below; (b) Buyer's ownership of the Property shall have been approved by all appropriate state and local regulatory and licensing authorities and agencies, including receipt by Buyer of all consents, approvals, licenses and certificates as may be necessary for Buyer lawfully to own the Property; (c) all representations and warranties made in this Agreement by Seller will be true as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date; and (d) Buyer having obtained acquisition debt financing to purchase the Property.  In the event Buyer fails to obtain acquisition debt financing or the necessary approvals to own the Property on or before the Closing Date, then Buyer shall have the right, through written notice to Seller, to terminate this Agreement, and receive a partial refund of the Earnest Money, subject to Section 3 of this Agreement.  Seller’s obligation to proceed to Closing under this Agreement is subject to: (x) Tenant shall have performed all obligations under the Leases through the day preceding the Closing Date, including without limitation the payment of all scheduled Rent and Taxes; (y) Buyer having made all deliveries as required by Section 10.5 below; and (z) the Seller shall have been paid the entire Consideration, subject to adjustments and prorations as set forth herein.

Section 10.Closing.

10.1Time and Place.  Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the Closing shall be held on January 18, 2017, or such later date as may be mutually agreed upon by the parties, but in no event later than April 28, 2017 (the “Closing” or “Closing Date”).  Both parties will use good faith efforts to: (i) close on January 18, 2017, or as soon thereafter as is reasonably possible, and (ii) to close on this Agreement and the other Purchase Agreements on the same date.  In the event that Buyer requests to close on this Agreement on a date different than closing on the other Purchase Agreements, Seller shall be entitled in its sole discretion to determine the order in which the closings will occur.  In the event the Parties are unable to mutually agree upon a Closing Date other than January 18, 2017, then the Closing Date shall be April 28, 2017.  If Closing has not occurred by April 28, 2017, for any reason other than Seller’s material default under this Agreement, then Seller in its sole discretion may at any time thereafter terminate this Agreement and retain any portion of the Earnest Money to which it is entitled pursuant to Section 3 of this Agreement.  Closing shall occur through a mail escrow style closing with the Closing Agent.

10.2Buyer’s Costs.  Buyer shall pay:

(a)	One-half of all escrow and closing agent charges.
(b)	The premiums and other costs of the Title Policies (including any coverages or endorsements required by Buyer or Buyer’s lender).
(c)	All recording and filing charges in connection with the Deeds.
(d)	The cost of preparation of the New Surveys.
(e)	All costs and expenses associated with Buyer’s due diligence.
(f)	Its own attorneys.

10.3Seller’s Costs.  Seller shall pay:

(a)	One-half of all escrow and closing agent charges.
(b)	The cost of preparation of the Title Commitments.

(c)	The cost of preparation and recording of all documents (other than the Deeds) reasonably necessary to place record title in the condition warranted by Seller in this Agreement.
(d)	Any form of deed tax or transfer tax imposed by any state or federal entity by virtue of the sale of the Property, or recording of the Deeds, to Buyer.
(e)	Its own attorneys.

10.4Seller’s Closing Deliveries.  Seller shall obtain and deliver to Buyer at the Closing the following documents (all of which shall be duly executed and, if required for recording, acknowledged, which documents Buyer agrees to execute and acknowledge where required):

(a)

The Deeds, conveying to Buyer all of Seller’s right, title and interest in and to the Property, subject only to: (i) non-delinquent real property taxes and all assessments and unpaid installments thereof, in each case, which are not delinquent; (ii) the Leases and other agreements entered into pursuant to the terms of this Agreement; (iii)  any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Buyer prior to or as of the Closing; (iv) all exceptions (including printed exceptions, other than printed exceptions to the extent such matters are removed by delivery of Seller’s Title Affidavits) to title contained or disclosed in the Title Commitments other than the Unpermitted Exceptions identified within time periods allowed under this Agreement and not thereafter waived or deemed waived by Buyer; and (v) if the New Survey is not obtained by Buyer, all matters, rights and interests that would be discovered by a thorough inspection or professional survey of the Property (alternatively, if the New Survey is obtained by Buyer, all such matters disclosed on such New Survey).  Pursuant to Section 4.3 of this Agreement, each Deed shall contain a deed restriction granting Seller the right to receive an additional sum from Buyer equal to five percent (5%) of the Consideration allocated to any Property resold within the first twelve (12) months of the Closing Date.

(b)	Keys, custody, and control over the Property.
(c)	A General Assignment and Assumption Agreement in the form attached as Exhibit 10.4(b) hereto for each Property.
(d)	A Non-Foreign Certificate in the form attached as Exhibit 10.4(c) hereto.
(e)	If there is any Personal Property being conveyed to Buyer, a Bill of Sale in the form attached as Exhibit 10.4(d) hereto for each Property.
(f)	Any additional tax forms, recordation forms, 1099s or other documents as may be reasonably required by the Buyer or the Title Company to consummate the transaction contemplated by this Agreement.
(g)	Such further documents as Buyer or the Title Company may reasonably request to carry out the provisions of this Agreement.
(h)	An executed settlement statement reflecting the prorations and adjustments required under this Agreement.

(i)

With respect to any Property in which Buyer (and/or its manager or operator, as applicable) has not received all Licensing Approvals on or prior to the Closing Date, a signed Transition Agreement, with all exhibits and schedules attached thereto.

10.5Buyer’s Closing Deliveries.  Buyer shall deliver to Seller at Closing:

(a)	The Consideration, as prorated and allocated pursuant to this Agreement.
(b)	An executed counterpart of the General Assignment and Assumption Agreement for each Property.
(c)	An executed settlement statement reflecting the prorations and adjustments required under this Agreement.
(d)	Any additional tax forms, recordation forms, 1099s or other documents as may be reasonably required by the Seller or the Title Company to consummate the transaction contemplated by this Agreement.
(e)	Such further documents as Seller or the Title Company may reasonably request to carry out the provisions of this Agreement.
(f)

With respect to any Property in which Buyer (and/or its manager or operator, as applicable) has not received all Licensing Approvals on or prior to the Closing Date, a signed counterpart Transition Agreement, with all exhibits and schedules attached thereto.

10.6 Closing Escrow.  Buyer and/or Seller at their option may deposit the respective Closing deliveries described in Sections 10.4 and 10.5 with Closing Agent with appropriate instructions for recording and disbursement consistent with this Agreement.  Except for the Deeds, Buyer and Seller may deliver electronic versions, by facsimile or electronic mail, of the executed documents required to be delivered pursuant to this Agreement at Closing; provided, however, the Buyer and Seller shall deliver originally executed documents promptly after the Closing.

Section 11.  General Indemnification.  Subject to the express provisions of this Agreement, Buyer agrees to indemnify, to defend, and to hold Seller harmless from all claims, demands, causes of action, and suit or suits of any nature whatsoever arising out of or relating to its ownership and/or operation of the Property and any and all activities relating thereto first accruing after the Closing.

11.1Subject to the express provisions of this Agreement, Seller agrees to indemnify, defend and hold Buyer harmless from all third party claims arising out of or relating to Seller’s ownership of the Property accruing prior to Closing.  As used in the preceding sentence, "third party claims" excludes claims raised by Buyer, any entity or person affiliated with or related to Buyer in any way, and claims raised by any governmental or quasi-governmental entity related to the Property.

Section 12.Default and Remedies.

12.1Seller’s Default.  Should Seller breach any of Seller’s covenants, representations, or warranties contained in this Agreement, Buyer may, upon ten (10) days’ written notice to Seller, and provided such breach or failure is not cured within such 10-day period:

(a)	terminate this Agreement, without further liability on Buyer’s part and, in such event, Buyer shall be entitled to a return of the Earnest Money and following such return of the

Earnest Money and reimbursement, Seller and Buyer shall have no further liability hereunder; and/or
(b)

enforce specific performance of this Agreement, provided such action is commenced within 120 days after the date of Buyer’s written notice to Seller pursuant to this Section; provided, however, if Buyer pursues the remedy of specific performance but the same is not ultimately available to Buyer as a remedy for Seller’s breach of this Agreement, Buyer shall then be entitled to a return of the Earnest Money.

12.2Buyer’s Default.  In the event Buyer defaults in its obligations to close the purchase of the Property, or in the event Buyer otherwise defaults hereunder prior to Closing, then (a) Seller shall receive the Earnest Money as fixed and liquidated damages, this Agreement shall terminate, and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and Buyer shall immediately direct the Title Company to pay the Earnest Money to Seller; and/or (b) enforce specific performance of this Agreement, in which case the Earnest Money shall apply as a credit towards the purchase price ordered by the court ordering specific performance.  Seller shall have no other remedy for any pre-Closing default by Buyer, including any right to damages.  BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT:  (1) THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) BUYER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE EARNEST MONEY SHALL BE AND DOES CONSTITUTE VALID LIQUIDATED DAMAGES.  All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity, in the event of a default by Buyer pursuant to Sections 6.2, 6.5, 8, 12.3, or 17.3, or pursuant to any covenant, agreement, indemnity, representation or warranty of Buyer that survives the Closing or the termination of this Agreement.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION, IF BUYER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL AND TRANSFER THE PROPERTY OR REFUSES TO CONSENT TO OR INSTRUCT RELEASE OF THE EARNEST MONEY TO SELLER IF REQUIRED BY CLOSING AGENT (EACH A “BUYER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION FROM BRINGING AN ACTION AGAINST BUYER SEEKING EXPUNGEMENT OR RELIEF FROM ANY IMPROPERLY FILED LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND/OR RECOVERING FEES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF ANY BUYER’S ACTION BUT ONLY TO THE EXTENT THAT SELLER IS THE PREVAILING PARTY; AND THE AMOUNT OF ANY SUCH FEES, COSTS AND EXPENSES AWARDED TO SELLER SHALL BE IN ADDITION TO THE LIQUIDATED DAMAGES SET FORTH HEREIN.  NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER’S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED BELOW.  NOTWITHSTANDING THE

FOREGOING, BUYER MAY FILE A LIS PENDENS TO THE EXTENT NECESSARY TO PRESERVE A CLAIM FOR SPECIFIC PERFORMANCE.

12.3Attorneys’ Fees to Prevailing Party.  In the event of any litigation between the parties hereto under any of the provisions of this Agreement, the non-prevailing party to such litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in such litigation.  The parties agree that the court presiding over the litigation shall determine whether a party is a “prevailing party,” and shall determine the reasonable amount of attorney’s fees and costs recoverable.  The parties agree that the amount of attorneys’ fees and costs which may be awarded must bear a reasonable relationship to, and must be limited by the court to a reasonable amount in view of, the amount recovered by the prevailing party in such matter.

12.4  Cross-Default.  A default by either party under any other Purchase Agreement or the Purchase Agreements shall automatically be deemed to be a default by such party under this Agreement and a default by either party under this Agreement shall automatically be deemed to be a default by such party under the other Purchase Agreements.

Section 13.Condemnation.  If, between the Contract Date and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened that might result in the taking of any part of the Improvements or the Land or access to the Land from adjacent roadways, then Buyer at its sole discretion may elect to terminate this Agreement without cost, obligation, or liability on the part of Buyer, in which event this Agreement shall terminate all rights and obligations of the parties hereunder shall cease and the Earnest Money shall be returned to Buyer irrespective of whether any or all of the Earnest Money has “gone hard” as described in Section 3.3.  If this Agreement is not terminated, then Seller shall assign to Buyer all of Seller’s right, title, and interest in and to any award pertaining to the Property made in connection with such condemnation or eminent domain proceedings.  Buyer shall notify Seller within fifteen (15) days after its receipt of written notice from Seller of such condemnation or eminent domain proceeding, whether it elects to exercise its right to terminate.  If Buyer fails to notify Seller of its election within said 15-day period, such failure shall constitute an election not to terminate this Agreement as aforesaid.  The Closing Date shall be adjusted, if necessary, to allow for such election.

Section 14.  Damage or Destruction.  Seller shall bear all risk of loss to the Property until the Closing Date.  If, between the Contract Date and the Closing Date, all or any portion of the Property is damaged or destroyed by fire or other casualty and the cost to repair and restore the Property is more than $2,500,000.00, then Buyer at its sole discretion may elect to terminate this Agreement without cost, obligation, or liability on Buyer’s part, in which event all rights and obligations of the parties hereunder shall cease and the Earnest Money will be returned to Buyer irrespective of whether any or all of the Earnest Money has “gone hard” as described in Section 3.3.  If either this Agreement is not terminable in accordance with the foregoing, or is terminable but is not terminated, then Seller shall, upon Closing, assign to Buyer all of Seller’s right, title, and interest in and to any insurance proceeds, including without limitation any rent loss insurance proceeds (except for proceeds for rent losses prior to Closing), payable as a result of such damage or destruction, plus Seller shall pay to Buyer the amount of any deductible losses under such insurance policies and at Closing shall have no further repair or restoration obligations.  Seller shall advise Buyer regarding the insurance policies covering such damage or destruction and the probable amount of any insurance proceeds payable as a result of such damage or destruction.  Buyer shall notify Seller within fifteen (15) days after receipt of written notice from Seller of such damage or destruction of its election.  If Buyer fails to notify Seller of its election within said 15-day period, such failure shall constitute an election not to terminate this Agreement as aforesaid.  The Closing Date shall be adjusted, if necessary, to allow for such election.

Section 15.Notices.  Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, or by electronic “email” transfer (conditioned on delivery of a copy of such notice by nationally-recognized overnight express delivery service, which notice shall be deposited for delivery within one business day after delivery of such electronic “email” transfer) to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

BUYER:Edgewood Properties, LLLP

322 Demers Avenue, Suite 500

Grand Forks, ND 58201

Attn:  Jon Strinden

Telephone: (701) 757-5470

E-mail: jon.strinden@edgewoodvista.com

With a copy to:Fredrikson & Byron P.A.

51 Broadway, Suite 400

Fargo, ND 58102-4991

Attn:  Michael S. Raum

Telephone: (701) 237-8212

E-mail: mraum@fredlaw.com

SELLER:IRET Properties, a North Dakota Limited Partnership

Attn:  General Counsel

1400 31st Avenue SW, Suite 60 (overnight delivery)

Minot, ND  58701

Telephone:  (701) 837-4738

Email:  mabosh@iret.com

With a copy to:Stinson Leonard Street LLP

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Attn:  Alan W. Van Dellen

Telephone: (612) 335-1949

E-mail: alan.vandellen@stinson.com

CLOSING AGENT:Stewart Title of Colorado, Inc.

55 Madison Street, Suite 400

Denver, CO 80206

Attn:  Carma Weymouth

Telephone: (303) 780-4015

E-mail: cweymouth@stewart.com

Such notices shall be deemed received (a) as of the date of delivery, if delivered by hand by 4:00 p.m. Central on a business day, (b) as of the next business day, if tendered to an overnight express delivery service by the applicable deadline for overnight service, or (c) as of the date of email transmission, if properly transmitted by email prior to 4:00 p.m. Central on a business day.  If a notice is hand delivered or transmitted by email after 4:00 p.m. Central on a business day, then any such notice shall be deemed received as of the next business day.

Section 16.Condition of Property.

16.1. No Warranties.  THE ENTIRE AGREEMENT BETWEEN THE SELLER AND BUYER WITH RESPECT TO THE PROPERTY AND THE SALE THEREOF IS EXPRESSLY SET FORTH IN THIS AGREEMENT.  THE PARTIES ARE NOT BOUND BY ANY AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY) OTHER THAN AS ARE EXPRESSLY SET FORTH AND STIPULATED IN THIS AGREEMENT.  WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE FULLY INSPECTED THE PROPERTY OR WILL BE PROVIDED WITH AN ADEQUATE OPPORTUNITY TO DO SO, ARE OR WILL BE FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THAT THE PROPERTY HAS BEEN PURCHASED BY BUYER IN AN "AS IS" AND "WHERE IS" CONDITION AND WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY (EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PROPERTY OR THE AREAS SURROUNDING THE PROPERTY, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, AS TO THE INCOME OR EXPENSE IN CONNECTION THEREWITH, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH.  BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT, MEMBER, OFFICER, EMPLOYEE OR PRINCIPAL OF SELLER NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED.  THIS PARAGRAPH SHALL SURVIVE CLOSING AND DELIVERY OF THE DEED, AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE SALE OF THE PROPERTY.

16.2. Change of Conditions.  Buyer shall accept the Property at Closing in the same condition as the Property is as of the Contract Date, as such condition shall have changed by reason of wear and tear and natural deterioration and, subject to Sections 14 and 15 hereof, condemnation or damage by fire or other casualty.  Without limiting the generality of the foregoing, Buyer specifically acknowledges that the fact that any portion of the Property may not be in working order or condition at the Closing Date by reason of wear and tear and natural deterioration or damage by fire or other casualty, or by reason of its present condition, shall not relieve Buyer of its obligation to complete closing under this Agreement and pay the full Consideration.  Seller has no obligation to make any repairs or replacements required by reason of wear and tear and natural deterioration or condemnation or fire or other casualty, but may, at its option and its cost (including the use of insurance proceeds as herein provided), make any such repairs and replacements prior to the Closing Date.

16.3. Condition of Delivery.  Seller has no obligation to deliver the Property in a "broom clean" condition, and at Closing Seller may leave in the Property all items of personal property and equipment, partitions and debris as are now presently therein and as would accumulate in the normal course of operating and maintaining the Property.

16.4. Release.  WITHOUT LIMITING THE PROVISIONS OF SECTION 16.1 ABOVE AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, BUYER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER AND (AS THE CASE MAY BE) SELLER'S OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND AFFILIATES FROM ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND DISBURSEMENTS WHETHER SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE "CLAIMS"), WHICH BUYER HAS OR MAY HAVE IN THE FUTURE, ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (ii) ANY OTHER CONDITIONS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE ENVIRONMENTAL LAWS (AS DEFINED IN SECTION 1), WHETHER ARISING BASED ON EVENTS THAT OCCURRED BEFORE, DURING, OR AFTER SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND WHETHER BASED ON THEORIES OF INDEMNIFICATION, CONTRIBUTION OR OTHERWISE.  THE RELEASE SET FORTH IN THIS SECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER THE ENVIRONMENTAL LAWS (AS DEFINED IN SECTION 1) OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE DATE OF THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER'S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER'S COUNSEL.  THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO (i) THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, (ii) ANY INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLER IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING, INCLUDING WITHOUT LIMITATION ANY WARRANTY MADE AS TO THE CONDITION OF TITLE IN THE DEEDS, (iii) ANY FRAUD, INTENTIONAL MISREPRESENTATION OR INTENTIONAL CONCEALMENT OF SELLER, OR (iv) ANY THIRD PARTY LIABILITY CLAIM.  BUYER ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SECTION 16.4 AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

16.5. Effect of Disclaimers.  Buyer acknowledges and agrees that the Consideration has been negotiated to take into account that the Property is being sold subject to the provisions of this Section 16 and that Seller would have charged a higher purchase price if the provisions in this Section 16 were not agreed upon by Buyer.

Section 17.Miscellaneous.

17.1. Governing Law; Headings; Rules of Construction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State in which the Land is located, without reference to the conflicts of laws or choice of law provisions thereof.  The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.  All references herein to the singular shall include the plural, and vice versa.  The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.  The parties each consent to the sole and exclusive jurisdiction and venue of the state and federal courts of North Dakota and irrevocably waive any and all objections they may have to such jurisdiction and venue for any reason whatsoever.

17.2. Assignment.  Neither Buyer nor Seller shall assign any of their rights hereunder without the prior written consent of the other.  Notwithstanding anything herein to the contrary, upon advance written notice to Seller and the Closing Agent, but without the prior written consent of the Seller, Buyer may assign all of its rights hereunder to one or more entities in which Buyer has a direct ownership interest of at least fifty-one percent (51%).  Buyer acknowledges and agrees that an assignment to such an entity under this Section 17.2 will not release Buyer from any liability or obligation under this Agreement, and that Buyer shall remain liable to Seller after such assignment as a principal and not as a surety or guarantor.

17.3. Brokers.  Buyer and Seller each warrant and represent to the other that such representing and warranting party has not employed or made any commitment to a broker or agent (including without limitation any real estate or securities broker, agent, dealer, or salesperson) in connection with the transaction contemplated hereby, except for Buyer’s Broker and Seller’s Broker.  Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the indemnifying parties’ representation herein being untrue.  Seller shall be responsible for the payment of any resulting fee or expenses relating to the Seller’s Broker.  Buyer shall be responsible for the payment of any resulting fee or expenses relating to the Buyer’s Broker.

17.4. No Waiver.  Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof, except the Closing of this Agreement shall constitute waiver of all conditions to Closing except to the extent otherwise agreed in writing at Closing.

17.5. Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

17.6. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

17.7. Amendments.  No amendment to this Agreement shall be binding on any of the parties hereof unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

17.8. Possession. Possession of the Property shall be given by Seller to Buyer at Closing.

17.9. Date for Performance.  If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regular business day.

17.10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

17.11. Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

17.12. Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

17.13. Survival.  Except as otherwise expressly provided herein, neither this Agreement nor any provision contained herein shall be cancelled or merged with any deed or other instrument on, as of, at or by reason of the Closing, and the covenants and obligations of the parties shall survive the Closing.

17.14. Further Assurances.  After the Closing, Buyer and Seller shall execute, acknowledge, and deliver (or cause to be executed, acknowledged, and delivered) such instruments and take such other actions as may be reasonably necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate, or other instrument delivered pursuant thereto.

17.15. Seller 1031 Exchange.  Buyer and Seller agree to cooperate with each other for the purpose of a possible tax deferred exchange pursuant to Section 1031 of the Code.  Neither party shall incur any additional liability or financial obligation as a consequence of the other party’s possible exchange, and the exchanging party agrees to indemnify and hold the other party harmless from any liability that may arise from the exchanging party’s participation therein.

17.16. Exhibits.  Attached hereto and forming an integral part of this Agreement are multiple exhibits, all of which are hereby incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.

17.17. Waiver of Jury Trial.  BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS

A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY THE OTHER PARTY AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.  Each party hereby authorizes and empowers the other to file this Section and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

Section 18.Closing Agent Duties and Disputes.

18.1Other Duties of Closing Agent.  Closing Agent shall not be bound in any way by any other agreement or contract between Seller and Buyer, whether or not Closing Agent has knowledge thereof.  Closing Agent’s only duties and responsibilities with respect to the Earnest Money shall be to hold, in trust, the Earnest Money and other documents delivered to it as agent and to dispose of the Earnest Money and such documents in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Closing Agent shall have no responsibility to protect the Earnest Money and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Earnest Money or for any diminution in value of the Earnest Money from any cause, other than Closing Agent’s gross negligence or willful misconduct.  Closing Agent may, at the expense of Seller and Buyer, consult with counsel and accountants in connection with its duties under this Agreement.  Closing Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants.  Closing Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Closing Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Closing Agent.

18.2Disputes.  Closing Agent is acting as a stakeholder only with respect to the Earnest Money.  If, after the Inspection Date, there is any dispute as to whether Closing Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Closing Agent shall not make any delivery, but shall hold the Earnest Money until receipt by Closing Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Earnest Money, or, in the absence of authorization, Closing Agent shall hold the Earnest Money until the final determination of the rights of the parties in an appropriate proceeding.  Closing Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic.  If written authorization is not given, or proceedings for a determination are not begun, within 30 days after the date scheduled for the closing of title and diligently continued, Closing Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Earnest Money with a court of the State of Colorado pending a determination.  Closing Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Closing Agent, by the party determined not to be entitled to the Earnest Money.  Upon making delivery of the Earnest Money in the manner provided in this Agreement, Closing Agent shall have no further liability hereunder.  In no event shall Closing Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Buyer in connection with the Earnest Money.

18.3Reports.  Closing Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.  This provision shall survive the Closing.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its duly authorized signatory, effective as of the day and year first above written.

[Signature pages to follow]

SIGNATURE PAGE

TO

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

SELLER:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

By: IRET, Inc., a North Dakota corporation, its General Partner

By: /s/ Michael A. Bosh _____________

Print Name:  Michael A. Bosh

Print Title:  Executive Vice President

Date:  8-26-2016________________________

 [Signature pages continue on following page]

SIGNATURE PAGE

TO

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

BUYER:

EDGEWOODVISTA SENIOR LIVING, INC., a Delaware corporation

By: /s/ Philip Gisi____________________

Print Name:  Philip Gisi_______________

Print Title:  President and CEO_________

Date: 8-24-2016_____________________

EDGEWOOD PROPERTIES MANAGEMENT, LLC, a North Dakota limited liability company

By: /s/ Jon E. Strinden________________

Print Name:  Jon E. Strinden___________

Print Title:  President_________________

Date: 8-24-2016_____________________

EDGEWOOD PROPERTIES, LLLP, a North Dakota limited liability limited partnership

By: /s/ Philip Gisi____________________

Print Name:  Philip Gisi_______________

Print Title:  President

Date: 8-24-2016_____________________

[Signature pages continue on following page]

SELLER SUBSIDIARY ENTITIES JOINDER SIGNATURE PAGE

TO

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

IN WITNESS WHEREOF, each of the undersigned Seller entities identified on Schedule 1 has caused this Agreement to be executed and sealed by its duly authorized signatory, effective as of the Contract Date.

SELLER:

EVI Billings, LLC, a North Dakota limited liability company

By: /s/ Michael A. Bosh______________

Print Name:  Michael A. Bosh

Print Title:  Vice President

Date: 8-26-2016___________________________

EVI Sioux Falls, LLC, a North Dakota limited liability company

By: /s/ Michael A. Bosh______________

Print Name:  Michael A. Bosh

Print Title:  Vice President

Date: 8-26-2016___________________________

IRET – Minot EV, LLC, a North Dakota limited liability company

By: /s/ Michael A. Bosh______________

Print Name:  Michael A. Bosh

Print Title:  Vice President

Date: 8-26-2016___________________________

[Signature pages continue on following page]

CONSENT OF CLOSING AGENT

TO

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

The undersigned Closing Agent hereby: (i) acknowledges receipt of the Earnest Money and a copy of the foregoing Agreement, (ii) agrees to act as Closing Agent under said Agreement, (iii) agrees to be the person responsible for reporting the transaction to the Internal Revenue Service under then-current Treasury Regulations, and (iv) be bound by said Agreement in the performance of its duties as Closing Agent.

STEWART TITLE GUARANTY COMPANY

By: /s/ Karyn K. Rieb

      Karyn K. Rieb

[Print Name]

     Its: Authorized Agent

Title

Schedule 1

List of Seller Subsidiary Entities Joining in Agreement

Owner of EV Billings, Billings, MT:

EVI Billings, LLC, a North Dakota limited liability company

Owner of EV Sioux Falls, Sioux Falls, SD:

EVI Sioux Falls, LLC, a North Dakota limited liability company

Owner of EV Minot, Minot, ND:

IRET – Minot EV, LLC, a North Dakota limited liability company

Schedule 1 – pg. 1

Exhibit 1

Legal Description of Land

1. EV Missoula [2815 Palmer St., Missoula, MT]

Lot 40 of Reserve Street Industrial Center – Phase XI, a platted subdivision in Missoula County, Montana, according to the official recorded Plat thereof of record in Book 20 of Plats at page 8, records of Missoula County, Montana.

Less and excepting therefrom any right, title or interest in any minerals, mineral rights or related matters, including but not limited to oil, gas, coal, and other hydrocarbons.

2. EV Belgrade [1011 Cardinal Dr., Belgrade, MT]

Lots 1 and 2 in Ballpark II Subdivision, Phase I, a tract of land being a portion of Tract 3 of Certificate of Survey No. 729D and Tract B of Certificate of Survey No. 729C, situated in the SE¼ of Section 35, Township 1 North, Range 4 East, P.M.M., Gallatin County, Montana, according to the official plat thereof on file and of record in the office of the County Clerk and Recorder of Gallatin County, Montana.

3. EV Billings [1225 Wicks Lane, Billings, MT]

Parcel 1:

That part of the Southwest quarter Southeast quarter of Section 14, Township 1 North, Range 26 East, of the Principal Montana Meridian, in the City of Billings, described as Tract A-1A of Certificate of Survey No. 1935 Amending Tract A-1, on file in the office of the Clerk and Recorder of Yellowstone County, Montana, under Document No. 1333470.

Parcel 2:

That part of the Southeast quarter of Section 14, Township 1 North, Range 26 East, of the Principal Montana Meridian, in the City of Billings, described as Tracts 1 and 2 of Certificate of Survey No. 200 Amended, on file in the office of the Clerk and Recorder of Yellowstone County, Montana, under Document No. 466767.

4.  EV Sioux Falls [3401 Ralph Rogers Rd., Sioux Falls, SD]

Lot A3 of Tract Two (2) of Lundstrom’s Second Subdivision to the City of Sioux Falls, Lincoln County, South Dakota, according to the Plat recorded in Book Q of Plats on page 28 thereof.

5.  EV Fremont [2910 Clarkson St., Fremont, NE]

Lot 1, Shalimar Third Addition, an addition to the City of Fremont, Dodge County, Nebraska.

Exhibit 1 – pg. 1

6.  EV Columbus [3386 53rd Ave., Columbus, NE]

Lot 1, Klein Subdivision, a Subdivision of Lot 1, Block C, Westbrook Addition to the City of Columbus, Platte County, Nebraska.

7.  EV Norfolk [1109 Pasewalk Ave., Norfolk, NE]

Lots 2 and 3, Gordon Moritz Addition in the City of Norfolk, being part of the Southwest ¼ of the Northwest ¼ of Section 27, Township 24 North, Range 1 West of the 6th P.M., Madison County, Nebraska, and a replat of Lots 1 and 2, Block 11 and Lot 1 of C.S. Hayes Addition and the vacated 12th Street adjacent thereto; EXCEPT a parcel described as follows:  Beginning at the Northeast corner of Block A, C.S. Hayes Addition to the City of Norfolk, Madison County, Nebraska; thence East along the South line of Pasewalk Avenue on an assumed bearing of N90°00’E 70.0 feet; thence S00°00’W 40.0 feet to a pin set; thence S14°58’W 51.95 feet to a pin set on the Easterly right of way of the abandoned Union Pacific Railroad; thence S37°43’30"W 66.00 feet on said Easterly right of way to a pin found; thence S89°56’30"W 126.45 feet to a pin found; thence N37°43’30"E 180.19 feet to the point of beginning.

8.  EV Grand Island [214 N. Piper, Grand Island, NE]

Lot 2, Warren Third Subdivision in the City of Grand Island, Hall County, Nebraska, according to the recorded plat thereof.

9.  EV Minot [800 16th Avenue SE, Minot, ND]

Lots 1, 2, and 3, South Park Terrace Fourteenth Addition to the City of Minot, Ward County, North Dakota.

Surface interest only.

Exhibit 1 – pg. 2

Exhibit 2

List of Due Diligence Documents

To the extent that such documents exist in Seller's possession or control:

1.	A list of the Personal Property (if any).
2.	Copies of all real estate tax statements associated with the Property for the current year and for the preceding 3 years.
3.	Most recent existing survey.
4.	Most recent Property Condition Reports for the Property.
5.	Most recent environmental reports for the Property.

Exhibit 2 – pg. 1

Exhibit 3

List of Purchase Agreements

1. Agreement for Sale and Purchase of Property  [Wyoming] by and between LSREF Golden Property 14 (WY), LLC and IRET Properties, a North Dakota Limited Partnership, as Seller, and LSREF Golden OPS 14 (WY), LLC, Edgewood Properties Management LLC, and Edgewood Properties, LLLP, as Buyer.

2. Agreement for Sale and Purchase of Property  [Hermantown] by and between IRET Properties, a North Dakota Limited Partnership, as Seller, and EdgewoodVista Senior Living Inc., Edgewood Properties Management, LLC, and Edgewood Properties, LLLP, as Buyer.

3. Agreement for Sale and Purchase of Property  [Edgewood Vista 1] by and between IRET Properties, a North Dakota Limited Partnership, as Seller, and EdgewoodVista Senior Living Inc., Edgewood Properties Management, LLC, and Edgewood Properties, LLLP, as Buyer.

4.  Agreement for Sale and Purchase of Property  [Edgewood Vista 2] by and between IRET Properties, a North Dakota Limited Partnership and EVI Grand Cities, LLC, as Seller, and EdgewoodVista Senior Living Inc., Edgewood Properties Management, LLC, and Edgewood Properties, LLLP, as Buyer.

5. Agreement for Sale and Purchase of Property  [Sartell] by and between IRET Properties, a North Dakota Limited Partnership and IRET – SH 1, LLC, as Seller, and EdgewoodVista Senior Living Inc., Edgewood Properties Management, LLC, and Edgewood Properties, LLLP, as Buyer.

Exhibit 3 – pg. 1

Exhibit 4.1

Allocation of Consideration to Individual Property

ID	Name	City	State	Allocated Purchase Price
1	EV Missoula	Missoula	MT	$2,788,406.00
2	EV Belgrade	Belgrade	MT	$1,450,000.00
3	EV Billings	Billings	MT	$3,011,000.00
4	EV Sioux Falls	Sioux Falls	SD	$3,671,000.00
5	EV Freemont	Freemont	NE	$1,237,000.00
6	EV Columbus	Columbus	NE	$1,148,000.00
7	EV Norfolk	Norfolk	NE	$1,237,000.00
8	EV Grand Island	Grand Island	NE	$1,060,000.00
9	EV Minot	Minot	ND	$13,203,000.00
Edgewood Vista 3 Senior Housing Assets Subtotal:				$28,805,406.00

Exhibit 4.1 – pg. 1

Exhibit 10.4(b)

Form of General Assignment and Assumption Agreement

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of __________, 20__, between IRET PROPERTIES, a North Dakota Limited Partnership,  EVI BILLINGS, LLC, a North Dakota limited liability company, EVI SIOUX FALLS, LLC, a North Dakota limited liability company, and IRET – MINOT EV, LLC, a North Dakota limited liability company (collectively, "Assignor"), and EDGEWOODVISTA SENIOR LIVING, INC., a North Dakota corporation, EDGEWOOD PROPERTIES MANAGEMENT LLC, a North Dakota limited liability company, and EDGEWOOD PROPERTIES, LLLP, a North Dakota limited liability limited partnership (collectively, "Assignee").

W I T N E S S E T H:

Terms not defined herein shall have the meanings ascribed thereto in the Agreement for Sale and Purchase of Property [Edgewood Vista 3]  dated effective as of August ___, 2016 (the "Agreement"), between Assignor and Assignee.  The Agreement is hereby incorporated by reference.

That Assignor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby conveys, grants, bargains, sells, transfers, sets over, assigns, releases, delivers and confirms to Assignee, all of Assignor's right, title and interest in and to:

1.	Assignor’s interest in the leases and occupancy agreements identified on Exhibit "A" attached hereto (the "Leases"), together with Assignor’s interest in any guaranty of any of the Leases;
2.

Assignor’s interest in all warranties, guarantees, plans, specifications, documents, instruments, licenses, permits, approvals, authorizations, certificates (including certificates of occupancy), and operating manuals associated with the construction and operation of the Property (as defined in the Agreement of Sale).

Assignee hereby (i) expressly assumes the obligation for the performance of all of the obligations of Assignor under the Leases and Service Agreements in respect of the period on or after the date hereof (the "Assignee’s Obligations") and (ii) indemnifies, defends and holds harmless Assignor from and against any and all claims, actions, demands, liabilities, suits, causes of action, damages, costs or expenses (including, without limitation, attorneys' fees and disbursements) relating to the Assignee’s Obligations.

Assignor hereby (i) expressly assumes the obligation for the performance of all of the obligations of Assignor under the Leases and Service Agreements in respect of the period prior to the date hereof (the "Assignor’s Obligations") and (ii) indemnifies, defends and holds harmless Assignee from and against any and all claims, actions, demands, liabilities, suits, causes of action, damages, costs or expenses (including, without limitation, attorneys' fees and disbursements) relating to the Assignor’s Obligations.

This General Assignment and Assumption Agreement shall inure to the benefit of all parties hereto and their respective heirs, successors and assigns.  The indemnification provisions in this General Assignment and Assumption Agreement shall supplement, not replace, any indemnification provisions contained within the Agreement.  This General Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

Exhibit 10.4(b) – pg. 1

IN WITNESS WHEREOF, the parties have executed this General Assignment and Assumption Agreement as of the day and year first above written.

ASSIGNOR:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

By: IRET, Inc., a North Dakota corporation, its General Partner

By: ________________________________

Print Name:  Michael A. Bosh

Print Title:  Executive Vice President

EVI Billings, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

EVI Sioux Falls, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

IRET – Minot EV, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

[Signature pages continue on following page]

Exhibit 10.4(b) – pg. 2

ASSIGNEE:

EDGEWOODVISTA SENIOR LIVING, INC., a North Dakota corporation

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

EDGEWOOD PROPERTIES MANAGEMENT, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

EDGEWOOD PROPERTIES, LLLP, a North Dakota limited liability limited partnership

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

Exhibit 10.4(b) – pg. 3

Exhibit 10.4(c)

Form of Non-Foreign Certificate

CERTIFICATE OF NON-FOREIGN

STATUS BY ENTITY (NON-INDIVIDUAL) TRANSFEROR

1.Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.

2.In order to inform _____________________________ (hereinafter referred to as the “Buyer”) that withholding of tax is not required upon disposition of a U.S. real property interest by the seller/transferor named below (hereinafter referred to as the “Seller”), the undersigned hereby certifies and declares by means of this certificate, the following on behalf of the Seller:

a.	That the Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as these terms are defined in the Internal Revenue Code and Income Tax Regulations).

b.	That the Seller’s employer identification number is 91-1764859.

c.	That the Seller’s office address is 1400 31st Avenue SW, Suite 60, Minot, North Dakota.

3.The Seller understands that this certificate may be disclosed to the Internal Revenue Service by the Buyer and that any false statement contained in this certificate may be punished by fine, imprisonment, or both.

4.The Seller understands that the Buyer is relying on this certificate in determining whether withholding is required and the Buyer may have liabilities if any statement in this certificate is false.  The Seller hereby indemnifies the Buyer, and agrees to hold the Buyer harmless, from any liability or cost which the Buyer may incur as a result of: (i) the Seller’s failure to pay any U.S. Federal income tax which the Seller is required to pay under applicable U.S. law; or (ii) any false or misleading statement contained herein.

Under penalties of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete.  I further declare that I have authority to sign this document on behalf of the Seller.

Exhibit 10.4(c) – pg. 1

EXECUTED in Ward County, State of North Dakota, on ____________, 20__.

SELLER:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

By: IRET, Inc., a North Dakota corporation, its General Partner

By: ________________________________

Print Name:  Michael A. Bosh

Print Title:  Executive Vice President

EVI Billings, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

EVI Sioux Falls, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

IRET – Minot EV, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

For federal income tax purposes, the Buyer should not record this certificate with the county recorder, nor should the certificate be filed with the IRS, but it should be kept with the Buyer’s tax records relating to the subject real estate transfer.

Exhibit 10.4(c) – pg. 2

Exhibit 10.4(d)

Form of Bill of Sale

BILL OF SALE

This Bill of Sale is made and executed effective as of _________, 20__ (the “Closing Date”), by IRET PROPERTIES, a North Dakota Limited Partnership, EVI BILLINGS, LLC, a North Dakota limited liability company, EVI SIOUX FALLS, LLC, a North Dakota limited liability company, and IRET – MINOT EV, LLC, a North Dakota limited liability company (collectively, “Seller”), to EDGEWOODVISTA SENIOR LIVING, INC., a North Dakota corporation, EDGEWOOD PROPERTIES MANAGEMENT LLC, a North Dakota limited liability company, and EDGEWOOD PROPERTIES, LLLP, a North Dakota limited liability limited partnership (collectively, “Buyer”).

RECITALS

A.Seller and Buyer have entered into an Agreement for Sale and Purchase of Property  [Edgewood Vista 3], dated effective as of August ___, 2016 (the “Agreement”), pursuant to which Seller has agreed to convey to Buyer one or more certain tracts of land more particularly described and defined as the “Land” in the Agreement (the “Land”), together with such other property interests as constitute the “Property” (as defined in the Agreement).

B.Seller desires to assign, to transfer, and to convey to Buyer, subject to the terms and conditions of this Bill of Sale and of the Agreement, the “Personal Property” (as hereinafter defined).

NOW THEREFORE, in consideration of the receipt of good and valuable consideration in hand paid by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller does hereby grant, bargain, sell, assign, transfer, set over, convey, and deliver to Buyer, its legal representatives, its successors, and its assigns, effective as of the Closing Date, all of Seller’s right, title, and interest in and to all fixtures (other than tenant trade fixtures), equipment (excluding construction equipment and materials), apparatus, machinery, appliances, furnishings, and all other tangible personal property owned by Seller that is located on the Land and used in connection with the operation and ownership of the Land and “Improvements” (as defined in the Agreement), and all leasehold improvements located thereon (all such property not so expressly excluded being herein collectively referred to as the “Personal Property”).

IN WITNESS WHEREOF, Seller has executed this Bill of Sale effective on the date first above written.

[signature page to follow]

Exhibit 10.4(d) – pg. 1

SELLER:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

By: IRET, Inc., a North Dakota corporation, its General Partner

By: ________________________________

Print Name:  Michael A. Bosh

Print Title:  Executive Vice President

EVI Billings, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

EVI Sioux Falls, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

IRET – Minot EV, LLC, a North Dakota limited liability company

By: ________________________________

Print Name:  ________________________

Print Title:  _________________________

Exhibit 10.4(d) – pg. 2